Exhibit 10.48

EXTENSION AGREEMENT

This Extension Agreement (this "Agreement"), dated as of August 20, 2009, is entered into by and among Location Based Technologies, Inc., a Nevada corporation ("Company"), Desiree Mejia, an individual with her principal residence at 1015 Avenue A, Redondo Beach, CA 90277 ("Pledger"), and Gemini Master Fund, Ltd., a Cayman Islands exempted company (the "Holder").

RECITALS:

WHEREAS, the Holder has loaned (a) $625,000 to the Company, which loan is evidenced by that certain promissory note issued to the Holder on or about November 18, 2008 with an original maturity date of February 18, 2009 which maturity date was subsequently extended until August 18, 2009; and (b) $100,000 to the Company, which loan is evidenced by that certain promissory note issued to the Holder on or about May 7, 2009 with an original maturity date of August 18, 2009 (collectively the "Notes"), which Notes are secured by a lien and pledge on certain securities pursuant to the terms of that certain Pledge Agreement entered into on November 18, 2008 by Pledgor in favor of the Holder; initially capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Notes or Pledge Agreement, as the case may be;

WHEREAS, pursuant to that certain Extension Agreement dated May 7, 2009 (the "Extension Agreement"), the Maturity Date under the Note was extended until August 18, 2009; and

WHEREAS, the Company wishes to extend the Maturity Date of the Note further in accordance with the terms hereof;

AGREEMENT:

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Extension of Maturity Date. The Maturity Date under the Notes is hereby extended from August 18, 2009 until November 18, 2009.

2.  Shares. Gemini shall receive 50,000 shares of the Company's common restricted stock, which shares shall be duly and validly issued, fully paid and non-assessable and freely tradable following the applicable Rule 144 holding period. Gemini shall receive its stock certificate for 50,000 shares within seven (7) business days of the date hereof.

3.  Conversion. At any time and from time to time the Notes shall be convertible, in whole or in part, into shares of the Company's Common Stock ("Conversion Shares") at the option of the Holder. The Holder shall effect conversions by delivering written notice to the Company specifying therein the principal amount of the Notes to be converted. The number of Conversion Shares issuable upon a conversion shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of the Notes to be converted plus any accrued but unpaid interest thereon, by (y) the Conversion Price, where the "Conversion Price" shall equal $0.65. The Conversion Price shall be appropriately and equitably adjusted following any stock splits, stock dividends, spin-offs, distributions and similar events. The Conversion Shares shall be duly and validly issued, fully paid and non-assessable and freely tradable. The Holder shall receive the stock certificate(s) within three (3) business days following the date of conversion. The Company acknowledges and agrees that the holding period for any Conversion Shares for purposes of Rule 144 commenced on November 18, 2008, the date of issuance of the Notes. Any failure to issue Conversion Shares hereunder shall constitute an event of default under the Notes.

4.  Prepayment. The Company shall provide at least ten business days prior written notice to the Holder in the event of any voluntary repayment by the Company. A notice of prepayment shall not preclude the Holder from submitting a conversion notice pursuant to Section 3 during the 10 business day notice period and such conversion notice shall be honored by the company and deemed submitted prior to any prepayment by the Company.

5.  Interest. The amount of interest accrued on the Notes as of July 31, 2009 is $55,430 (the "Accrued Interest"). On August 28, 2009, the Company will pay the Accrued Interest in cash or by delivering 85,277 shares of the Company's common, which shares shall be duly and validly issued, fully paid and non-assessable and freely tradable without legend. Gemini shall receive its stock certificate for the Accrued Interest within seven (7) business days of the date hereof. The Notes shall continue to accrue interest at a rate of 12% per annum.

6.  Pledge Agreement. The Pledge Agreement shall remain in full force and effect and not in any way be effected by the extension of the Maturity Date granted herein.

7.  Expenses. The Company shall promptly pay or reimburse the Holder for any and all expenses incurred in connection herewith.

8.  Full Force and Effect. Except as otherwise expressly provided herein, the Notes, the Extension Agreement and the Pledge Agreement ("Transaction Documents") shall remain in full force and effect. Except for any waivers and modifications contained herein, this Agreement shall not in any way waive or prejudice any of the rights or obligations of the Holder or the Company under the Transaction Documents, under any law, in equity or otherwise, and such waivers and modifications shall not constitute a waiver or modification of any other provision of the Transaction Documents nor a waiver or modification of any subsequent default or breach of any obligation of the Company or of any subsequent right of the Holder.

    IN WITNESS WHEREOF, the parties have ex uted and delivered this Agreement as of the date first written above.

LOCATION BASED TECHNOLGIES, INC.

/s/ David M. Morse	/s/ Joseph F. Scalisi
David M. Morse	Joseph F. Scalisi
CEO & Co-President	CDO & Co-President

/s/ Desiree Mejia
Desiree Mejia

GEMINI MASTER FUND, LTD.
By: GEMINI STRATEGIES, LLC, as investment manager

By:	/s/ Steven Winters
Name: Steven Winters
Title: President

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